REAL ESTATE PURCHASE AGREEMENT


    THIS AGREEMENT made this 16th day of June, 1996, between High Plains Senior Living, Inc. ("Seller") and Sterling House Corporation,
("Purchaser").


1. Sale and Purchase. For and in consideration of the mutual covenants contained herein, Seller agrees to sell and convey to Purchaser and Purchaser agrees to buy and accept the following described Land, Improvements, Personal Property and Intangibles (collectively, the "Project") consisting of the following:

1.1  Land.

     Described as: The site, commonly known as 1500 Terrace, Liberal, Kansas, is legally described as: All of Block 1, Woodland Terrace Addition to the city of Liberal, Kansas..

1.2  Improvements.

     All buildings, improvements and fixtures located on the land.

1.3  Tangible Personal Property.

     All tangible personal property used in the ownership, operation or maintenance of the aforesaid land or improvements, including, without implied limitation, all furniture, furnishings, maintenance equipment, signs, draperies and carpeting.


1.4 Intangible Property.

    All intangible property used in the ownership, operation or maintenance of the Project, including all contract rights, instruments, documents of title, transferable licenses and goodwill pertaining to the ownership, operation or management of the Project, EXCLUDING cash in bank accounts determined as of Closing Date.


2. Purchase Price. The total consideration to be paid to Seller by Purchaser Project (the "Purchase Price") is Two Million, Two Hundred Thousand Dollars ($2,200,000.00).

3.  Payment of Purchase Price.

    3.1 Effective Date. The Effective Date shall be the date on which the Purchaser and Seller have each received at the addresses specified for notices, a counterpart of this Agreement, fully executed by Purchaser and Seller.
    3.2 Earnest Money Deposit. Promptly after the Effective Date, Purchaser shall deposit with Security Abstract and Title Company, as agent (the- "Title Company"), the sum of Fifty Thousand and No/100 Dollars ($50,000.00). Said deposit, and any interest earned thereon, shall together be referred to as the "Earnest Money Deposit". Upon the consummation of this transaction (the "Closing"), the Earnest Money Deposit shall be applied to the Purchase Price.

    3.3 Balance of Purchase Price. The balance of the Purchase Price in the amount of Two Million, One Hundred and Fifty Thousand Dollars ($2,150,000.00), less interest earned on the Earnest Money Deposit, adjusted by any prorations or expenses required herein, shall be paid by Purchaser to Seller at Closing by certified, wired or other immediately available funds.

4. Title Commitment. Seller shall furnish to Purchaser, the Title Company's commitment (the "Commitment") to insure the Land, which shall set forth the state of the title of the Land and any easements or restrictions, together with all exceptions to or conditions on the title of the Land. The Commitment shall commit to issue an ALTA Owners Policy covering the Land in an amount equal to the Purchase Price (the "Title Policy"). Legible copies of all instruments referred to in the Commitment shall be furnished to Purchaser with the Commitment.

5. Permitted Exceptions. At the Closing, the Title Policy shall contain only such exceptions as approved by Purchaser.



6. Review of Commitment and Survey. Seller shall obtain an updated survey of the Project, at Seller's expense. Purchaser shall have twenty (20) days after receipt of the Survey and the final Commitment (and copies of documents referred to in the Commitment), to review the same and to deliver Purchaser's written objections to the Survey or to any exception or exclusion shown in the Commitment and not permitted under Paragraph 5 hereof.

7. Seller's Obligation to Cure. Seller shall have thirty (30) days from receipt to Purchaser's objections to remove all said defects in the Commitment or the Survey, or to provide assurances acceptable to Purchaser that the same will be removed on, at or before Closing. Should Seller be unable to cure (or provide assurances acceptable to Purchaser with respect to cure) any and all such defects or objections within the thirty (30) day period, the Purchaser may, at Purchaser's option, (I) extend the period for cure for an additional twenty (20) days, thereby providing Seller additional time within which to cure all such defects or objections, at Seller's expense, (ii) elect to terminate this Agreement and obtain the return of the Earnest Money Deposit, (iii) waive some or all of its objections and proceed to Closing; or (iv) seek specific performance of Seller's obligation to cure.

8. Closing. Consummation of this sale shall occur not later than July 31, 1996. The Closing will take place at the offices of Security Abstract and Title Company, Inc., at such date and time as shall be mutually agreed between the parties.

9. Seller's Deliveries at the Closing. On date of Closing, Seller shall deliver or cause to be delivered to Purchaser, the following:

   9.1 Corporate General Warranty Deed. A Corporate General Warranty Deed, executed by Seller conveying marketable title to the Land described in Section 1.1 and the Improvements described in Section
        1.2 to Purchaser;

   9.2 Bill of Sale. A Bill of Sale in substantially the form of Attachment A hereto, conveying marketable title to the personal property described in Section 1.3 to Purchaser;

   9.3 Title Insurance. The Title Policy or a binding commitment to insure, updated to date of Closing.

   9.4 Documents for Title Purposes. Documents evidencing the legal status, standing and authority of Seller, together with such other documents, including standard Seller's affidavits, that may be required by Title Company for completion of the Closing or issuance of the Title Policy pursuant to the Commitment.

   9.5 Contracts and Keys. The originals of all contracts and Leases affecting the Project, all combinations and keys to locks and other security devices located on the Project and all other items reasonably requested by the Purchaser relating to the Project to the extent that the foregoing items are in the possession of Seller or can be readily obtained by Seller.

   9.6 Additional Documents. Such additional documents reasonably requested by Purchaser to consummate the sale of the Project.

   9.7 Accounting of Deposits. A complete and accurate accounting of all deposits transferred to Purchaser including the amount of each deposit and the name and address of each depositor.

10. Purchaser's Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Seller, the following:

  10.1 Purchase Price. The Purchase Price in certified, wired or other immediately available funds.

  10.2 Documents for Title Purposes. Such documents evidencing the legal status, standing and authority of Purchaser and standard
        Purchaser's affidavits as may be required by the Title Company for issuance of the Title Policy.

  10.3 Additional Documents. Such additional documents reasonably requested by Seller to consummate the sale of the Project to the Purchaser.


11. Possession. Possession of the Project will be delivered by Seller to the Purchaser on or before the close of business on the Closing Date, subject to all parties claiming rights to possession pursuant to written or oral lease agreements in place on date of Closing. Effective on the delivery of the deed conveying title to the Project by Seller to Purchaser, beneficial ownership and the risk of loss of the Project will pass from Seller to Purchaser.

12. Project Management; Employees. On the Closing Date the Seller will deliver evidence reasonably satisfactory to the Purchaser that the Manager and all Leasing Agents employed by the Seller with respect to the Project have been paid all compensation due for services rendered and that all agreements with respect to management and leasing of the Project have been terminated and Seller will indemnify Purchaser and hold Purchaser harmless from same.

13. Costs. The Seller will pay the following Closing costs: the Seller's attorney fees; one-half of the premium for the Owner's title insurance policy and one-half of any closing fee. The Purchaser will pay the following Closing costs: Purchaser's attorney fees; one-half of the costs relating to the issuance of the Owner's title insurance policy; all documentary stamps or other tax relating to the documents conveying title to the Project to Purchaser; the costs of recording all documents; one-half of any closing fee; and all sales and transfer taxes imposed by the jurisdiction in which the Project is located, if any.


14. Review Period. Purchaser shall have a period of time (the "Review Period") from the date hereof to and including July 31, 1996, in which to conduct a due diligence review of the Project. The scope of the review may include: business, accounting, financial, legal, and tax aspects of the business of the Project; the physical condition of the Improvements and Tangible Personal Property; the nature and extent of the Intangible Property; environmental aspects of the Land and groundwater; and any other matter reasonably related to the assets to be conveyed pursuant to this Agreement or to the business purpose for those assets. The review may include but is not limited to: financial and accounting review; review of leases, contracts and other legal documents; review of survey to be provided to Purchaser by Seller; environmental assessments; and structural and other physical inspections of the Improvements, and subject to Purchaser's Board of Directors approval.

     Seller will cooperate fully with Purchaser. Seller will grant Purchaser and those chosen by Purchaser prompt access to all parts of the Project and to all records pertaining to the Project and the business of the Project. Purchaser and those chosen by Purchaser may photocopy any such records and retain the photocopies.

     Subject to the provisions of paragraph twenty-one (21) of this Agreement, Purchaser shall pay the cost of the review to be conducted pursuant to this paragraph. Purchaser shall indemnify and hold Seller harmless from any claim for personal injury or physical damage to property allegedly arising from Purchaser or those chosen by Purchaser being at the Project to conduct inspections. Purchaser shall repair any physical damage caused by such inspections.

     In the event that any result of Purchaser's review is unsatisfactory to Purchaser, in Purchaser's sole discretion, Purchaser may terminate this Agreement by written notice to Seller, indicating which aspects Purchaser considers unsatisfactory. Upon delivery of such written notice to Seller, this Agreement shall terminate automatically, the Earnest Money Deposit shall be returned to Purchaser, and thereafter the parties will have no further rights or duties to each other under this Agreement.


15. Adjustments; Prorations. All receipts and disbursements of the Project will be prorated on the Closing Date as of 12:00 midnight on the day preceding the Closing Date and the purchase price will be adjusted on the following basis:

   15.1 Disbursements. All sums due for accounts payable and other obligations which were owing or incurred by the Seller in connection with the Project prior to the Closing Date will be paid by the Seller and the Seller agrees to defend, indemnify and hold the Purchaser harmless with respect thereto. The Purchaser will furnish to the Seller for payment any bills for such period received after the Closing Date and the Purchaser will have no further obligation with respect thereto.

   15.2 Property Taxes. All real and personal property ad valorem taxes and installments of special assessments, if any, for the calendar years preceding the year in which the Closing Date occurs will be paid by the Seller. All real and personal ad valorem taxes and special assessments, if any, whether payable in installments or not, for the calendar year in which the Closing Date occurs will be prorated to the Closing Date, based on the latest available tax rate and assessed valuation.

   15.3 Rents and Other Income. All rents and other revenue and income shall be prorated to the Closing Date. All deposits shall be transferred to Purchaser at Closing.

   15.4 Utility Charges. All utility charges will be prorated to the Closing Date and the Seller will obtain a final billing therefor. All utility security deposits, if any, will be retained by Seller.

   15.5 Project Employees. To the extent the Purchaser elects to employ any personnel of the Seller engaged in the operation of the Project subsequent to the Closing Date, all compensation payable, if any, to such employees (including the cost of fringe benefits and accrued vacation pay) which accrued prior to the Closing Date will be paid by the Seller. All compensation payable to such employees which accrues subsequent to the Closing Date will be paid by the Purchaser.

16. Covenant to Operate. Prior to the Closing Date the Seller agrees to maintain, repair, manage and operate the Project in a businesslike manner in accordance with the Seller's prior practices and agrees that the Seller will not remove any property therefrom or act or omit to act in such a way as to cause an adverse financial effect on the Project.

17. Other Actions. The Purchaser and Seller agree to perform or cause to be performed the following:

   17.1 Cooperation. After the Closing Date, the Seller will assist the Purchaser in an orderly transfer of the Project so that the change of ownership can be accomplished with minimum interference to the efficient operation of the Project. The Seller will, on the request of the Purchaser, provide such information with respect to the Project as reasonably requested by Purchaser.

   17.2 Purchaser's Indemnification. After the Closing Date, the Purchaser agrees to defend, indemnify and hold the Seller harmless from all damages, liabilities, costs and expenses (including attorneys' fees and other litigation expenses) arising from: (i) Accounts payable and other claims relating to the Project which are incurred and which accrued after the Closing Date or which are specifically assumed in writing by the Purchaser, (ii) claims by former employees of the Seller whose employment is continued by the Purchaser to the extent that such claims arise from occurrences taking place after the Closing Date.

18. Damage or Destruction. In the event any portion of the Project is damaged or destroyed at any time prior to Closing, Seller shall give Purchaser prompt notice thereof and, unless Seller shall fully repair and restore same prior to Closing or unless the parties shall otherwise agree, Purchaser shall leave the option to terminate this Agreement and receive a full refund of the Earnest Money Deposit.


19. Condemnation. In the event any part of the Project is condemned or threatened with condemnation at any time prior to Closing, Seller shall give Purchaser prompt notice thereof and Purchaser shall have the option to terminate this Agreement and receive a full refund of the Earnest Money Deposit.

20. Representations, Warranties and Covenants of Seller. Seller hereby represents, warrants, and covenants to Purchaser as follows, which representations, warranties, and covenants shall survive the Closing:

   (a) There is no litigation pending or, after due and diligent inquiry, to the best of Seller's knowledge, threatened, against Seller, or any basis therefor, that arises out of the ownership of the Project or that might detrimentally affect the use or operation of the Project for its intended purpose or the value of the Project or adversely affect the ability of Seller to perform its obligations under this Agreement.

   (b) Seller will provide Purchaser with true and accurate copies of all Leases currently in effect, together with all correspondence, etc., relating thereto, within five (5) days following the execution hereof by both parties. Such Leases are not in default except as noted in writing to Purchaser at the time of the delivery of the Leases to Purchaser.

   (c) To the best of Seller's knowledge, there is no hazardous substance or material. in, on or under the Project.

   (d) As of the date hereof and at the time of Closing, there shall be no outstanding contracts made by Seller for any improvements made to the Project for which full payment has not been made, and Seller shall cause to be discharged all mechanics' or materialman' liens arising from any labor or materials furnished to the Project prior to the time of Closing.

   (e) All records and information furnished to Purchaser by Seller or Seller's agents are true, correct, and complete.

21. Conditions Precedent. Purchaser's obligations to purchase the Project and to perform the other covenants and obligations to be performed by Purchaser hereunder shall be subject to the following conditions (which may be waived, in whole or in part, by Purchaser):

   (a) The representations and warranties made by the Seller shall be true and correct in all material respects on and as of the Closing, with the same force and effect as if made on and as of such date, and Seller shall have performed all covenants and obligations and complied with all conditions required by this Agreement to be performed and complied with by Seller on or before the Closing.

   (b) Seller shall have furnished to Purchaser, on or before Closing, an undertaking pursuant to which Seller indemnities and holds Purchaser harmless from any claims of any nature by any tenant, to the extent such claims relate or pertain to any period prior to closing.

   (c) Should any analysis or test borings or studies obtained by Purchaser concerning the environmental conditions of the Project disclose the existence or possibility of the existence of hazardous wastes, toxic substances, contamination, pollution, or non-compliance with any federal, state or local law, rule, regulation, order or decree pertaining to the environment, Purchaser shall have the right to terminate this Agreement upon written notice given to the Seller. Purchaser shall provide Seller a copy of any such analyses, borings, studies and test results if Seller so requests.

    In the event Purchaser terminates this Agreement due to any of the above reasons, then Seller shall pay the full cost of such analyses, borings and studies. In the event Purchaser closes the purchase of the Project hereunder, Purchaser and Seller shall each bear one-half of the expense of such analyses, borings and studies.

   (d) The results of the review pursuant to paragraph fourteen (14) must be satisfactory to Purchaser.

   (e) In the event any of the foregoing conditions shall not be fulfilled or waived, this Agreement shall terminate and the Earnest Money Deposit shall be returned to Purchaser.

22. Default; Remedy. In the event that either party fails to perform such party's obligations hereunder (except as excused by the other party's default), the party claiming default will make a written demand for performance.

     If Seller fails to comply with such written demand within ten
(10) days after receipt thereof, the Purchaser will have the option
to:   (i) waive such default; (ii) terminate this Agreement and receive a full refund of the Earnest Money Deposit; (iii) seek specific performance; and/or (iv) seek damages.

     If the Purchaser fails to comply with such written demand within ten
(10) days after receipt thereof, the Seller will have the option to waive such default or to terminate this Agreement; and on such termination, the Seller will be entitled to retain the Earnest Money Deposit as liquidated damages arising from such default. The parties agree that the amount of actual damages which the Seller would suffer as a result of the Purchaser's default would be difficult to determine and have agreed, after specific negotiation relating hereto, that the amount of the Earnest Money Deposit is a reasonable estimate of the Seller's damages and is a fixed amount of liquidated damages in lieu of other remedies available to the Seller and does not constitute a penalty.

23. Attorney's Fees. In the event any dispute hereunder results in litigation filed by either party against the other, the party in whose favor the final judgment is rendered shall be entitled to recover its reasonable litigation expenses and attorneys' fees. The rights and obligations contained in this Section shall survive the Closing and/or termination of this Agreement.

24. Brokers. Each party hereby represents to the other that it has not dealt with any Broker in connection with this transaction, and that to each party's knowledge no commission is due or owing to any third party as a result of this transaction. Each party agrees to indemnify, defend and hold the other party harmless from any claim by any Broker for such commission which claim is based upon the indemnifying party's actions.
This indemnity shall survive the Closing.

25. Entire Agreement. This document contains the entire agreement of the Purchaser and Seller relating to the sale of the Project, superseding all prior agreements whether oral or written. There are no agreements, understandings, warranties or representations between Purchaser and Seller except as set forth herein.

26. Amendment. No provision of this Agreement can be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

27. Notices. Any notices or communication required or permitted under this Agreement shall be deemed to have been received when delivered personally, or on the third (3rd) business day after the same is sent by certified mail, postage prepaid, addressed to the parties as follows:

Seller:               Shana J. Hill Executive Director
                      Woodland Terrace
                      1500 Terrace
                      Liberal, KS 67901

Purchaser:            Mr. Steven L. Vick, President
                      Sterling House Corporation
                      453 South Webb Road, Suite 500
                      Wichita, KS 67207


28. Survival of Representations and Warranties. All representations and warranties o Seller and Purchaser in this Agreement will survive date of Closing and continue in full force and effect thereafter.

29. Parties Bound. This Agreement shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors and assigns.

30. Assignment. Purchaser may assign its rights hereunder to an entity organized for that purpose at the instance of Purchaser or to a third party for lease-back purposes.

31. Governing Law. The substantive laws of the State of Kansas will govern the validity, construction and enforcement of this Agreement.

32. Severability. If any clause or provision of this Agreement is invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby. It is the intention of the parties that it any such provision is held to be invalid, or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provision as is possible to be valid and enforceable.

33. Time is of the Essence. Purchaser and Seller hereby expressly agree that time is of the essence with respect to the performance of each and every obligation required hereunder.

34. Expiration. Unless this contract is executed by Seller and delivered to Purchaser before 5 p.m. CDT, June 14, 1996, Purchaser's offer shall expire.

35. Termites. The property shall be inspected by a licensed termite treatment company selected by Seller, and at the cost of Seller and a copy of all inspection reports shall be furnished to Purchaser. If found with current active termite infestations, the necessary treatment will be made at the Seller's expense. If said treatment exceeds $750.00, Purchaser reserves the right to cancel this Agreement or to renegotiate this Agreement. Determination of results of these inspections shall be effected as soon as possible but no later than fourteen (14) days prior to the closing of this transaction.

36. Seller Shall Furnish Documents. Seller agrees to furnish Purchaser with the following documents for the subject property within five (5) days from the execution of this contract:

   (a) Any environmental studies or information pertaining to asbestos, soil or water contamination, if any exist, etc.;

   (b)  All operating statements;

   (c)  Summary of major improvements.

     IN WITNESS WHEREOF, this instrument has been executed by the parties on the dates hereafter indicated, to be effective on the date first above written.



                                                      "SELLER"

                                      HIGH PLAINS SENIOR LIVING, INC.

                                      BY:_______________________________
                                                                   Date

                                                     "PURCHASER"

                                         STERLING HOUSE CORPORATION

                                         BY:_____________________________
                                                                   Date






                           BILL OF SALE


WITNESSETH:

     WHEREAS, High Plains Senior Living, Inc. (hereinafter referred to as "Seller"), and Sterling House Corporation, and/or assigned corporation or partnership (hereinafter referred to as "Purchaser"), have previously entered into a Real Estate Purchase Agreement dated the day of June, 1996, which Agreement calls for the purchase and sale of the assets described herein (the "Purchase Agreement").

     NOW, THEREFORE, in consideration of the Closing of the Purchase Agreement in accordance with the terms thereof, Seller hereby acknowledging receipt of the consideration called for therein, Seller does hereby grant, bargain, sell, assign, transfer and deliver unto Purchaser and its successors and assigns, marketable title to all of the goods and chattels, and other tangible and intangible assets and property described in Paragraphs 1.1 to 1.4 of the Purchase Agreement.

     Seller hereby covenants that said assets are free and clear from any encumbrances and that it will warrant and defend the title to said assets unto the Purchaser and unto Purchaser's heirs, successors and assigns forever, against claims and demands of all persons.

     IN WITNESS WHEREOF, the undersigned has executed this Bill of Sale as of the day and year set forth below.



                                         HIGH PLAINS SENIOR LIVING, INC.


                                         By:_______________________________
                                                                      Date


Exhibit A

ADDENDUM TO REAL ESTATE PURCHASE AGREEMENT DATED JUNE 6, 1996

     Acceptance of the Sterling House Corporation proposal dated June 6, 1996, by High Plains Senior Living, Inc. As Seller is subject to the following terms and conditions:

     1. That the first $1,100,000.00 of the Purchase Price shall be used by Seller in fully repaying all entrance fees and deposits in excess of $1,000.00 made by individuals to Seller as shown by their individual contracts. Deposits of $1,000.00 or less held by Seller shall be transferred to Purchaser at closing. Purchaser shall hold harmless and indemnify Seller against any claims for such deposits transferred to Purchaser and only to the extent of the amounts transferred.

     2. Bank IV, Liberal, N.A. ("Bank IV") and/or its successor in interest, being the owner of all the Taxable Multi-Family Housing Revenue Bonds, Series A, 1993 (High Plains Senior Living, Inc. - 1085617112) in the original amount of $1,800,000.00 (the "IRBs") accept $1,100,000.00 in full payment for the sale, transfer and conveyance of the IRBs to Seller free and clear of all liens or encumbrances. Thereafter, Purchaser may, at its option, accept the IRBs and an assignment of the lease of the Project in lieu of title to the Project, or Seller and Purchaser shall cooperate to acquire a conveyance of title from the City of Liberal, Kansas to Purchaser. This contingency to be satisfied on or before July 12, 1996 insofar as Bank IV is concerned by its agreement to accept the proposed payment amount.

     3. Purchaser agrees to pay 100% of the cost of title insurance, property survey, and will pay sellers closing costs not to exceed
$2,000.00. Costs of title insurance and survey shall be approved by purchaser prior to commencement of work.

     4. That all individuals who have previously paid to Seller entrance fees and/or deposits sign and deliver general releases, acceptable to the respective recipients of such release, releasing Seller, First National Bank of Liberal, Kansas, and Bank IV, together with their respective officers, agents, directors and employees, past and present, from any and all liability with respect to any claim for damages or breach of contract or other claims of any nature arising from or relating to the Project, and that Seller, Bank IV and First National Bank of Liberal, Kansas exchange mutual releases, acceptable to all, releasing one another and their respective officers, agents, directors and employees, from any and all liability with respect to any claim for damages or breach of contract or other claims of any nature arising or relating to the Project. The release required by this paragraphs all be fully executed and delivered to the closing agent within seven (7) days after satisfaction of contingency No. 2 above.

     5. That Purchaser shall honor Seller's agreement no to increase the rent for a period of one year from their occupancy date, for those individuals appearing on Exhibit 1 attached hereto, provided that services
delivered remains the same.   If additional services are provided or
needed, seller shall charge for such a additional services.

     6. Seller agrees to honor the accumulated vacations of staff members as shown on Exhibit 2 attached hereto, in accordance with Seller's existing policy, to the extent that said vacations have not been taken prior to closing.

     7. That First National Bank of Liberal, Kansas, in consideration of the releases herinbefore described, shall forgive all indebtedness owned to it by Seller, and shall cause to be filed of record a release of its mortgage and/or assignment of Lease covering the Project and will terminate the Financing Statement covering the personal property of Seller.

     8. That the following language be added to Section 20(a) of the Agreement.

          (delete period) except those which may arise from Seller's defaults on lease payments, IRB obligations, and debt to First National Bank of Liberal, Kansas, which defaults have been disclosed to Purchaser.

     9. This Addendum is hereby incorporated into the Agreement. Terms defined in the Agreement shall have the same meanings when appearing in this Addendum.

This Addendum has been executed on the dates shown below.

                                          "Seller"

                                           High Plains Senior Living, Inc.

                                           By______________________________
                                                                     Date

                                           "Purchaser"

                                            Sterling House Corporation

                                            By:____________________________
                                                                      Date

                                 Exhibit 1

                              Woodland Terrace
                  Resident-Guaranteed One Year Rent List

Date of Occupancy            Resident Name               Apt # & Type
02/21/96                      D. Gorman                  #223 E
07/01/95                      L. Haddock                 #220 O
06/06/96                      E. Harp                    #111 B
07/24/95                      M. Herrick                 #112 E
10/15/96                      M. Herrick                 #224 B
05/17/96                      M. Osborn                  #216 C
03/01/96                      B. Powell                  #217 O
11/01/95                      B. Weybright               #218 O

                                 Vacation
Employees who have been at Woodland Terrace for one year and have accumulated vacation time

           Emp             Act hrs to take   Act hrs taken Vac accumulated    Vac Hours    Total Vac
Name      Date       Pay    Hours   Total   Hours  Total   Hours   Total    Hours  Total     Pay
Buxton   05/23/94    7.50    0.00    0.00    0.00   0.00    4.95   37.12    3.68    27.60    64.72
Friday   03/18/95    5.50    6.72   36.96    6.72  36.96    4.86   26.73    1.84    10.12    36.85
Hill     03/13/95    Salary       1250.00           0.00          468.75           156.25  1875.00
Helms    04/01/95    8.50   36.84 313.14    36.84 313.14   12.20  103.70    3.68    31.28   134.98
Perez    10/18/94    9.50    0.00   0.00    0.00    0.00   31.94  303.43    3.68    34.96   338.39
Shelton  05/23/94    Salary       833.32                           69.42            69.42   138.84
Shain    05/23/94    6.50   37.62 244.53    0.00    0.00   3.55    23.07    3.50    22.75   290.35
Total                                                                                     2,879.13

To figure vacation time: Total regular hours are added and then divided by 50 to get the hours.
(One hour paid vacation per 50 hours worked).

Total Vacation time for employees one year and over equals    $2,879.13
Total Vacation time for employees under one year equals       $  812.12
                                                              ---------
Total                                                         $3,691.25



                                                           Exhibit 1


                                  Vacation

Employees who have not been at Woodland Terrace one year, but who have accumulated Vacation hours that will be available upon their one year Anniversary date.

                 Act hrs earned         Est hrs earned
                       up to 6/30               July 1-31         Est Hrs earned toward
Name      Date      Hours   Pay    Total     Hours  Pay   Total    one yr Ann as of July 31

Hahn      01/01/96    1.86    5.00    9.30       .50   6.00   3.00       12.30
Huebner   10/04/95   15.92    6.00   95.52       .30   6.00   1.80       97.32
Means     07/14/95   37.10    6.00  222.60      3.90   6.00  23.40      246.00
Munoz     10/12/95   25.25    6.00  151.50      2.50   6.00  15.00      166.50
Rollo     01/06/96   17.48    6.00  104.88      3.81   6.00  22.86      127.74
Still     03/22/96   10.34    6.50   67.21      3.36   6.50  21.84       89.05
Whitcomb  05/29/96    3.68    5.00   18.40      1.92   5.00   9.60       28.00
Williams  01/26/96    3.07    5.00   15.35      0.00   5.00   0.00       15.35
Amerin    06/25/96     .28    5.00    1.40      3.10   5.00  15.56       16.96
Beer      06/24/96     .41    5.00    2.05      1.06   5.00   5.30        7.35
Smith     06/22/96     .37    5.00    1.85      .74    5.00   3.70        5.55
 Total                                                                  812.12

To figure vacation time: Total regular hours are added and then divided by 50 to get the hours.
(1 hour paid vacation per 50 hours worked.)

                                                             Exhibit 2